Exhibit 10.3

SPONSOR SHARE SURRENDER AND

SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE SURRENDER AND SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of February 3, 2021, by and among New Starship Parent, a Delaware corporation (“New Starship”), Payoneer Inc. a Delaware corporation (“Payoneer”), FTAC Olympus Acquisition Corp., a Cayman Islands exempt company (the “Company”), FTAC Olympus Sponsor, LLC, a Delaware limited liability company (“Olympus Sponsor”), FTAC Olympus Advisors, LLC, a Delaware limited liability company (“Olympus Advisor” and together with Olympus Sponsor, the “Sponsors”), and the other parties to the Insider Agreement (as defined below) set forth on the signature pages hereto. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 19,411,094 Class B ordinary shares of the Company (the “Sponsor Class B Shares”), (ii) 2,170,000 Class A ordinary shares of the Company (the “Sponsor Class A Shares” and together with the Class B Shares, the “Sponsor Shares”) purchased in a private placement concurrently with the Company’s initial public offering and (iii) private placement warrants (the “Sponsor Warrants”) to purchase an aggregate of 723,333 shares of Class A Shares in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, New Starship, Payoneer, the Company and certain other persons party thereto, have entered into an Agreement and Plan of Reorganization (as amended or modified from time to time, the “Reorganization Agreement”), dated as of the date hereof, whereby the parties thereto intend to effect a reorganization involving the Company and Payoneer, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, pursuant to the Reorganization Agreement, each of the SPAC Shares issued and outstanding immediately prior to the SPAC Effective Time (except for the Sponsor Shares surrendered in accordance with Section 1.1) shall be converted into a number of shares of common stock of New Starship (“New Starship Common Stock” and, the shares of New Starship Common Stock into which the Sponsor Shares are converted, “Sponsor New Starship Common Stock”) equal to the SPAC Exchange Ratio, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to the Company and Payoneer to enter into the Reorganization Agreement and to consummate the Transactions, the Sponsors are entering into this Agreement to provide for the surrender of certain of the Sponsor Class B Shares and all of the Sponsor Warrants and the imposition of certain restrictions on transfer with respect to other of the Sponsor Class B Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SEcurity SURRENDER; TRANSFER RESTRICTION; WAIVER OF ANTI-DILUTION PROTECTION; BOARD OBSERVER

1.1       Security Surrender.

(a)        As of immediately prior to the SPAC Effective Time, but conditioned upon the Closing, Sponsors shall irrevocably forfeit and surrender to the Company, for no consideration, a number of shares of Sponsor Class B Shares set forth on Schedule I hereto representing 10% of the Sponsor Class B Shares outstanding as of the date hereof (the “Surrendered Class B Shares”), which Surrendered Class B Shares shall thereupon be cancelled by the Company and no longer outstanding.

(b)        As of immediately prior to the SPAC Effective Time, but conditioned upon the Closing, Sponsors shall irrevocably forfeit and surrender to the Company, for no consideration, all of the Sponsor Warrants set forth on Schedule I hereto (the “Surrendered Warrants”), which Surrendered Warrants shall thereupon be cancelled by the Company and no longer outstanding.

(c)       In the event that SPAC Cash is less than $750,000,000 upon the Closing, up to 30% of the Sponsor Class B Shares outstanding as of the date hereof, after the application of Section 1.1(a), will be redeemed by the Company as of immediately prior to the Effective Times for no consideration, with the amount of redemptions determined on a straight-line basis based on the extent to which the SPAC Cash is less than $750,000,000, subject to a floor of the Minimum Cash Amount. For example: (i) if the SPAC Cash is $750,000,000 or greater, no Sponsor Class B Shares will be redeemed under this Section 1.1(c); (ii) if the SPAC Cash is less than or equal to the Minimum Cash Amount, a number of Sponsor Class B Shares equal to 30% of the number of Sponsor Class B Shares outstanding as of the date hereof, after the application of Section 1.1(a), will be redeemed under this Section 1.1(c); and (iii) if the SPAC Cash is greater than the Minimum Cash Amount but less than $750,000,000, a number of Sponsor Class B Shares will be redeemed under this Section 1.1(c) equal to 30% of the number of Sponsor Class B Shares outstanding as of the date hereof, after the application of Section 1.1(a), multiplied by a fraction, the numerator of which is the amount by which the SPAC Cash is less than $750,000,000 and the denominator of which is the amount by which $750,000,000 exceeds the Minimum Cash Amount.

1.2       Transfer Restriction.

(a)  Transfer Restrictions of the Restricted Shares. That certain letter agreement, dated as of August 25, 2020, among the Company, the Sponsors and the Insiders (as such term is defined therein) (the “Insider Agreement”), provides, among other things, that certain of the Sponsor Class B Shares shall only be transferable upon the happening of certain events. Effective as of and conditioned upon the Closing, (i) the Insider Agreement shall be terminated and be of no further force and effect and (ii) the number of shares of Sponsor New Starship Common Stock set forth on Schedule I hereto (as adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing), representing two-thirds of the number of shares of Sponsor New Starship Common Stock held by Sponsors immediately following the Effective Times, shall be subject to the provisions set forth in Section 1.2 (such shares, the “Restricted Shares”). Restricted Shares shall continue to be Restricted Shares following their transfer to any Permitted Transferee (as defined in Section 1.2(c) below). For the avoidance of doubt, any shares of Sponsor New Starship Common Stock held by the Sponsors from time to time that are not Restricted Shares, shall not be subject to the provisions of this Section 1.2.

(b)       Timing and Lapse of Transfer Restrictions. As used, herein, “Stock Price” means, on any date after the Closing, the closing sale price per share of New Starship Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar and “Trading Day” means any day on which shares of New Starship Common Stock are tradeable on the principal securities exchange or securities market on which shares of New Starship Common Stock are then traded. “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(i)       Until the first date that the Stock Price equals or is greater than $15.00 per share for any 20 Trading Days within any 30 Trading Day period, the Sponsors and their Permitted Transferees shall not Transfer, or permit any Transfer of, a number of Restricted Shares equal to 50% of the Restricted Shares (determined after the application of Section 1.1(a)) (the “$15.00 Shares”), as identified on Schedule I hereto, except as expressly permitted by Section 1.2(c) below.

(ii)       Until the first date that the Stock Price equals or is greater than $17.00 per share for any 20 Trading Days within any 30 Trading Day period, the Sponsors and their Permitted Transferees shall not Transfer, or permit the Transfer of, a number of Restricted Shares equal to 50% of the Restricted Shares that are shares of Sponsor New Starship Common Stock (determined after the application of Section 1.1(a)) (the “$17.00 Shares”), as identified on Schedule I hereto, except as except as expressly permitted by Section 1.2(c) below.

(iii)  For the avoidance of doubt, each Sponsor shall be entitled to vote its Restricted Shares and receive dividends and other distributions with respect to such Restricted Shares during any period of time that such shares are subject to restriction on Transfer hereunder.

(iv)       The price targets in Sections 1.2(b)(i) and (b)(ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Starship Common Stock after the Effective Times.

(c)       Permitted Transfers. Notwithstanding the provisions set forth in Sections 1.2(a) and 1.2(b), Transfers of the Restricted Shares that are held by a Sponsor or any of its Permitted Transferees (that have complied with this Section 1.2(c)), are permitted (1) (A) to New Starship’s officers and directors and other Insiders, (B) to an affiliate or immediate family member of any of New Starship’s officers and directors and other Insiders, (C) to any member, officer or director of either Sponsor, or any immediate family member, partner, affiliate or employee of a member of either Sponsor, (D) by gift to any permitted transferee under any of the immediately preceding subsections (A) through (C), a trust, the beneficiaries of which are one or more permitted transferees under any of the immediately preceding subsections (A) through (C), or a charitable organization, (E) by virtue of laws of descent and distribution upon death of any of New Starship’s officers, directors or members of either Sponsor, (F) pursuant to a qualified domestic relations order, (G) in the event of the Company’s liquidation, (H) by virtue of the laws of the Cayman Islands or the Sponsors’ limited liability company agreements upon dissolution of either Sponsor, (I) upon and in connection with a upon and in connection with a liquidation, merger, share exchange or other similar transaction which results in all of New Starship’s shareholders having the right to exchange their New Starship Common Stock for cash, securities or other property and (J) in the event of a consolidation merger, share exchange or similar transaction in which New Starship is the surviving entity that results in a change in the majority of its board of directors or management team and shareholders of New Starship immediately prior to such consolidation merger, share exchange or similar transaction cease to hold at least a majority of the outstanding shares of New Starship immediately following such consolidation merger, share exchange or similar transaction (“Permitted Transferees”); provided, however, that in the case of clauses (A) through (F) and (H) the persons to whom such Restricted Shares are Transferred must, as a condition to such Transfer, deliver a customary joinder agreement in form and substance reasonably acceptable to New Starship and Payoneer, and become bound by the terms of this Agreement as if a party hereto and (2) to any third party for no or nominal value that agrees in writing to be bound by the terms of this Agreement as if a party hereto. For the avoidance of doubt, for the purposes of this Agreement, a managed account managed by the same investment manager of any member of either Sponsor shall be deemed an affiliate of such member.

1.3       Waiver of Anti-Dilution Protection. The Sponsors, who are the holders of all of the outstanding Class B Shares, hereby waive any rights to anti-dilution protections with respect to the Class B Shares that may result from the PIPE Investment, including as provided in Section 17.3 of the Memorandum of Association.

1.4       Sponsor Board Observer. For so long as the initial Sponsors and their affiliates beneficially own shares of New Starship Common Stock representing 50% or more of the New Starship Common Stock beneficially owned by the Sponsors immediately following the Effective Times, the Sponsors shall have the right through FTAC Olympus Advisors, LLC to appoint one non-voting board observer (the “Sponsor Board Observer”) to the New Starship Board. The Sponsor Board Observer shall have the right to (i) attend all meetings of the New Starship Board in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents and other materials that New Starship provides to the New Starship Board in the same manner as such materials are provided to the New Starship Board; provided that, (x) the Sponsors’ right to appoint the Sponsor Board Observer is non-transferable and shall, without any further action required, automatically terminate on the last day of the calendar year in which the aggregate ownership of the initial Sponsors and their affiliates falls below 50% of the New Starship Common Stock Beneficially Owned by the Sponsors on the Closing Date, (y) the Sponsor Board Observer shall not be entitled to vote on any matter submitted to the New Starship Board nor to offer any motions or resolutions to the New Starship Board, and the Sponsor Board Observer’s presence or absence at any meeting of the New Starship Board will not be relevant for purposes of determining whether there is a quorum, and (z) New Starship may withhold information or materials from the Sponsor Board Observer and exclude the Sponsor Board Observer from any executive sessions and/or all or any portion of any meeting or discussion of the New Starship Board, in each case of this clause (z), if the New Starship Board determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would (A) adversely affect the attorney-client privilege between New Starship and its counsel, (B) adversely affect New Starship or its Affiliates under governmental regulations or other applicable laws, (C) be in contravention of any agreement or arrangement with any governmental authority or (D) result in a conflict of interest. The Sponsor Board Observer shall be subject to the same obligations as the members of the New Starship Board with respect to confidentiality and conflicts of interest (and shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by New Starship).

ARTICLE II

 REPRESENTATIONS AND WARRANTIES

2.1       Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof and as of the Closing to the Company, Payoneer and New Starship (solely with respect to itself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor's corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Sponsors are the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Sponsor Shares and Sponsor Warrants set forth on Schedule I and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares and Warrants (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares and Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the Memorandum of Association, (iii) the Reorganization Agreement, (iv) the Insider Agreement, and agreements to transfer certain of the Sponsor Shares upon consummation of the Transactions that are permitted under the Insider Agreement, (v) the SPAC Voting Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the Memorandum of Association, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of the Company and New Starship. The Class B Shares set forth on Schedule I constitute all of the outstanding Class B ordinary shares of the Company and the Sponsor Warrants set forth on Schedule I constitute all of the private placement warrants of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor's Sponsor Shares or Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Each Sponsor has full right and power to enter into this Agreement.

(d) Litigation. There are no Legal Proceedings pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Such Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Such Sponsor (i) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud, relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of the Company and Payoneer is entering into the Reorganization Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement. Such Sponsor has had the opportunity to read the Reorganization Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

ARTICLE III

MISCELLANEOUS

3.1  Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Reorganization Agreement in accordance with its terms. If the Closing takes place, the provisions of this Agreement, other than this Article 3, shall terminate and be of no further force or effect once all of the Restricted Shares are no longer subject to the terms and conditions of Section 1.2 hereof.

3.2  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

3.3  Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

3.4  Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.5  Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.5  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.6  Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.6):

If to the Company:

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention:	Amanda Abrams
Telephone:	(215) 701-9555
Email:	aabrams@cohenandcompany.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

Attention:	Howard Kenny

Jeffrey A. Letalien

Telephone:	(212) 309-6843
Email:	howard.kenny@morganlewis.com

jeffrey.letalien@morganlewis.com

Payoneer Inc.

150 West 30th St., Suite 600,

New York, New York, 10001, USA

Attention:	Scott Galit, CEO

Tsafi Goldman, CLRO

Email:	scottga@payoneer.com

tsafigo@payoneer.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:	Byron Rooney

Lee Hochbaum

Evan Rosen

Telephone:	(212) 450-4000
Email:	byron.rooney@davispolk.com

lee.hochbaum@davispolk.com

evan.rosen@davispolk.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

3.8  Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.9  Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Insider Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Reorganization Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Surrender and Share Restriction Agreement to be duly executed as of the date first written above.

FTAC Olympus Acquisition Corp.

By:	/s/ Ryan M. Gilbert
Name:	Ryan M. Gilbert
Title:	President and Chief Executive Officer

FTAC Olympus Sponsor, LLC

By:	/s/ Ryan M. Gilbert
Name:	Ryan M. Gilbert
Title:	Manager

FTAC Olympus Advisors, LLC

By:	/s/ Ryan M. Gilbert
Name:	Ryan M. Gilbert
Title:	Manager

[Signature Page to Sponsor Share Surrender and Share Restriction Agreement]

/s/ BETSY Z. COHEN
BETSY Z. COHEN, individually

/s/ RYAN M. GILBERT
Ryan m. gilbert, individually

/s/ LYNN C. EISENHART
Lynn C. Eisenhart, individually

/s/ DOUGLAS LISTMAN
douglas listman, individually

/s/ SHAMI PATEL
shami patel, individually

/s/ MEI-MEI TUAN
Mei-mei tuan, individually

/s/ JAN HOPKINS TRACHTMAN
Jan hopkins trachtman, individually

[Signature Page to Sponsor Share Surrender and Share Restriction Agreement]

NEW STARSHIP PARENT INC.

By:	/s/ Ryan M. Gilbert
Name:	Ryan M. Gilbert
Title:	Chief Executive Officer

[Signature Page to Sponsor Share Surrender and Share Restriction Agreement]

PAYONEER INC.

By:	/s/ Scott Galit
Name:	Scott Galit
Title:	Chief Executive Officer

[Signature Page to Sponsor Share Surrender and Share Restriction Agreement]

Schedule I

Sponsors

Total
Surrendered Class B Shares*	1,941,109
$15.00 Restricted Shares**	5,823,328
$17.00 Restricted Shares**	5,823,328
Other Sponsor Class B Shares	5,823,329
Sponsor Class A Shares	2,170,000
Total Sponsor Shares	21,581,094
Total Sponsor New Starship Common Stock at Closing***	19,639,985

Surrendered Warrants	723,333
Total Warrants at Closing	0

(* Surrendered Class B Shares to be allocated for surrender among Sponsors as determined by Sponsors in connection with the Closing; to the extent that no such determination is timely made, such allocation shall be pro rata based on the number of such shares held by each prior to giving effect to the Closing)

(** Sponsor New Starship Common Stock subject to applicable restrictions on transfer to be allocated between Sponsors pro rata based on the number of such shares held by each after giving effect to the Closing)

(*** includes Sponsor New Starship Common Stock subject to applicable restrictions on transfer)